UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report  (Date of earliest event reported):  April 4, 2008

TRC COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9947	06-0853807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Griffin Road North, Windsor, Connecticut 06095

(Address of Principal Executive Offices) (Zip Code)

(860) 298-9692

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement.

Effective as of April 4, 2008, TRC Companies, Inc. (the “Company”) and certain of its subsidiaries (together, “TRC”), the financial institutions named therein (the “Lenders”) and Wells Fargo Foothill, Inc., as arranger and administrative agent (the “Agent”), entered into a Tenth Amendment to, and Waiver Under, Credit Agreement (the “Amendment”). The Amendment modifies certain of the terms under the Credit Agreement by and among TRC, the Lenders and the Administrative Agent dated as of July 17, 2006, to amend the definition of EBITDA to exclude the charge for the impairment of goodwill and to extend the delivery date for certain required information and documents, with respect to the Company’s fiscal January and February 2008 periods until April 22, 2008.

The foregoing summary is not intended to be exhaustive and is qualified in its entirety by reference to the Amendment, a copy of which is attached to this report as Exhibit 10.11.10.

Item 2.02.  Results of Operations and Financial Condition.

On April 10, 2008, the Company is issuing a news release announcing its financial results for the three months ended September 28, 2007 and for the three and six months ended December 28, 2007. A copy of the news release is attached hereto as Exhibit 99.1 to this report.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

A copy of the press release dated April 10, 2008 announcing the results is attached hereto as Exhibit 99.1 which is incorporated herein by reference.

Item 2.06.  Material Impairments.

On April 8, 2008, the Company's management concluded and the Audit Committee concurred that the Company was required to take a charge related to the impairment of its goodwill. As of June 30, 2007 the Company had goodwill of approximately $131 million. The Company evaluates the recovery of goodwill annually and more frequently if events or circumstances indicate that the carrying value of the goodwill might be impaired. Given the significant decline in the Company's stock price since December 2007 and resultant decrease in market capitalization, the Company compared the fair value of its reporting unit with its carrying amount including goodwill and determined that goodwill was impaired. The Company then allocated the fair value of its reporting unit to all of the assets and liabilities including any unrecognized intangible assets as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The carrying amount of the goodwill exceeded the implied fair value of that goodwill.

Accordingly, the Company will be recording a non-cash goodwill impairment charge of $76.7 million in the quarter ended September 28, 2007. The Company does not anticipate the impairment charge to result in any future cash expenditures.

Item 9.01.  Financial Statements and Exhibits.

Exhibit 10.11.10	Tenth Amendment to, and Waiver Under, Credit Agreement, by and among TRC Companies, Inc., certain of its subsidiaries, the financial institutions named therein and Wells Fargo Foothill, Inc.

Exhibit 99.1	News release titled “TRC Announces First- and Second- Quarter Fiscal 2008 Financial Results.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2008		TRC Companies, Inc.

	By:	/s/ Carl d. Paschetag, Jr.
Carl d. Paschetag, Jr.
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.11.10	Tenth Amendment to, and Waiver Under, Credit Agreement, by and among TRC Companies, Inc., certain of its subsidiaries, the financial institutions named therein and Wells Fargo Foothill, Inc.

99.1	News release titled “TRC Announces First- and Second- Quarter Fiscal 2008 Financial Results.”